                         MARRIOTT INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        ($ in millions, except ratio)

                                                                      Exhibit 12

                                                                  Fiscal year ended
                                                        ------------------------------------
                                                        1998    1997    1996    1995    1994
                                                        ----    ----    ----    ----    ----
Income before income taxes                              $632    $531    $435    $361    $275
Loss/(income) related to equity method investees           8       8       4      (2)     (1)
                                                        ----    ----    ----    ----    ----
                                                         640     539     439     359     274
Add/(deduct):
   Fixed charges                                         103      85      89      59      52
   Interest capitalized                                  (21)    (16)     (9)     (8)     (4)
   Distributed income of equity method investees           5      --      --      --      --
                                                        ----    ----    ----    ----    ----
Earnings available for fixed charges                    $727    $608    $519    $410    $322
                                                        ====    ====    ====    ====    ====
Fixed charges:
   Interest expensed and capitalized(1)                  $51     $38     $46     $17     $11
   Estimate of the interest within rent expense           52      47      42      39      38
   Share of interest expense of certain equity
       method investees                                   --      --       1       3       3
                                                        ----    ----    ----    ----    ----
Total fixed charges                                     $103     $85     $89     $59     $52
                                                        ====    ====    ====    ====    ====
                                                        ----    ----    ----    ----    ----
Ratio of earnings to fixed charges                       7.1     7.2     5.8     6.9     6.2
                                                        ====    ====    ====    ====    ====

(1) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related to indebtedness.